SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is between MassRoots, Inc., a Delaware corporation, its predecessors, subsidiaries, successors, assigns, affiliates, shareholders, officers, directors, agents, legal representatives, employees, benefit plans, and their administrators and trustees, individually and in their official capacities (collectively, the “Company”) and Isaac Dietrich (“Dietrich” or “Executive”), residing at [] and together with the Company collectively referred to as the “Parties”.

WHEREAS, on or about April 1, 2014, the Parties entered into that certain “at will” Employment Agreement, as amended on March 31, 2015, providing for, among other things, Dietrich’s employment as the Company’s Chief Executive Officer (“Employment Agreement”);

WHEREAS, the Parties acknowledge and agree that Executive’s employment with the Company terminated on October 16, 2017 pursuant to the terms and conditions of the Employment Agreement; and

WHEREAS, the Company advises Dietrich in writing of the right to consult with a lawyer before signing this Agreement;

WHEREAS, Dietrich acknowledges that the consideration provided to him under this Agreement is sufficient to support the releases by Dietrich;

WHEREAS, Dietrich acknowledges that he has been fully compensated for all work performed on behalf of the Company and he is not entitled to receive any additional compensation nor eligible to participate in any Company-sponsored benefits or programs other than those expressly provided in this Agreement; and

WHEREAS, the Company and Dietrich desire to fully and finally resolve all differences between them related to Dietrich’s employment with the Company and termination.

NOW THEREFORE, in consideration of the mutual promises of the parties, the receipt and sufficiency of which the parties hereby acknowledge, THE PARTIES INTENDING TO BE BOUND DO HEREBY CONTRACT, COVENANT, AND AGREE as follows:

1.	Separation Date. The Executives’ last day of employment with the Company was October 16, 2017 (the "Separation Date"). After the Separation Date, except in his capacity as a duly elected director of the Company, Dietrich will not and has not represented himself as being an employee, officer, attorney or agent of the Company for any purpose. Except as otherwise set forth in this Agreement, the Separation Date was the employment termination date for the Executive for all purposes, meaning the Executive is not entitled to any further compensation, monies, or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company, as of the Separation Date.

2.	Return of Property. Upon execution of this Agreement, the Executive must return and warrants and represents that the he has returned all Company’s property, including identification cards or badges, access codes or devices, keys, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in the Executive's possession (other than his laptop computer which he may retain) and Executive agrees to reasonably cooperate with any Company in connection with matters arising out of the Executive’s service to the Company.

3.	Non-Admission. This Agreement is entered into mutually in order to avoid the costs, uncertainty, and vexation of further proceedings and litigation. The terms set out in this Agreement are a compromise settlement of disputed claims, the validity, existence or occurrence of which is expressly denied by the Parties. This Agreement shall not be admissible evidence in any judicial, administrative, or other legal proceedings for any reason except to enforce the terms of this Agreement.

4.	Wages and Expense Reimbursement. Dietrich acknowledges that he has been fully-compensated for all work performed on behalf of the Company, through the Separation Date, and that he is not entitled to receive any additional payments as wages, bonus, commission or reimbursement. Company retains the right to review Dietrich’s expense reimbursements since July 25, 2017, and, in the event Company shall determine any such expenses should not have been tendered as Company expenses, Dietrich agrees within ninety (90) days of such notice from the Company to reimburse the Company for such expenses in an amount not to exceed Twenty Five Thousand and no/100 Dollars ($25,000).

5.	Separation Benefits. In consideration for Dietrich’s execution of this Agreement and compliance with this Agreement, including Dietrich’s waiver and release of claims in Section 6 below, the Company agrees to provide the following benefits to which Dietrich is not otherwise entitled: (1) Installment payments equal to Dietrich’s current salary of Seven Thousand Nine Hundred Sixteen and 66/1000 Dollars ($7,916.66) per month for a period of four months after the Separation Date, less all relevant taxes and other withholdings to be paid bi-monthly starting on the first pay period following the Effective Date but no later than 30 days following the Separation Date. The first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the Separation Date and ending on the first payment date, and (2) if Dietrich timely and properly elects COBRA continuation coverage under the Company’s current group health plan, the Company shall pay the COBRA premium for Dietrich for a period of four months after the Separation Date (however, at the end of this period, Dietrich shall be eligible to continue coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period) (collectively, the “Settlement Amount”).

6.	Claims Released by Dietrich. In exchange for the consideration set forth in Section 3, Dietrich agrees to release, waive and discharge Company and any parent, subsidiary, affiliated, and related entities, including their past, present, or future managers, directors, owners, administrators, officers, employees, agents, insurance companies, attorneys, representatives, predecessors, and assigns, (together the “Released Parties”) from any and all claims, demands, lawsuits or causes of action of any type, nature, kind or description, whether in law or in equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, that have existed or may have existed, or that do exist, or that can, shall or may exist, arising out of or in any way connected with employment with Company or the termination of employment. Without limiting the scope of this Release, Dietrich specifically agrees to release all rights or claims under the following:
2

(a)	Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (including, but not limited to, 42 U.S.C. Sections 1981, 1982, 1983 and 1985), or claims under Executive Order 11246, as amended, the Age Discrimination in Employment Act as amended, the Equal Pay Act, the Rehabilitation Act, any state or local law against discrimination or civil rights acts, the Employee Retirement Income Security Act (ERISA), the Fair Labor Standards Act or any state law concerning wage and hour rates or wage payments; the Americans With Disabilities Act (ADA), the Older Workers Benefit Protection Act (“OWBPA”), the Vocational Rehabilitation Act of 1973; The Americans with Disabilities Act of 1990; the Immigration Reform and Control Act of 1986; Vietnam Era Veterans Readjustment Assistance Act of 1974; the Federal Railroad Safety Act (45 U.S.C. Section 421 et seq.); Section 301 of the Labor Management Relations Act, 29 U.S.C. Section 185 et seq.; the Labor Management Relations Act; the Occupational Safety and Health Act; the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act (“WARN”) and Federal Common Law.

(b)	The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status; any other claim based on a statutory prohibition whether federal, state, or local; any claim arising out of or related to any statute or the common law of the State of Colorado.

7.	Right to Engage in Protected Activity. Nothing in this Agreement is intended to interfere with Dietrich’s rights to file or otherwise institute a charge of discrimination, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of the non-disparagement or confidentiality clauses of this Agreement. Dietrich shall not, however, be entitled to any relief, recovery, or monies in connection with any such complaint, charge or proceeding brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding.

8.	Confidential Information. Dietrich acknowledges that in connection with his employment at the Company that he obtained knowledge about confidential and proprietary information, or trade secrets of the Released Parties (the “Confidential Information”). Dietrich agrees, following the Effective Date, not to use, publish or otherwise disclose any Confidential Information to others, including but not limited to a subsequent employer or competitor to the Released Parties. If Dietrich has any question regarding what data or information would be considered by the Released Parties to be Confidential Information subject to this provision, Dietrich agrees to contact the Company for written clarification.

9.	Non-disparagement. Dietrich agrees not to make any untruthful, malicious, or defamatory statements, allegations, comments or communications (whether written, oral, electronic, or otherwise) with regard to the Released Parties. Dietrich further agrees not to encourage or instigate any such statements, allegations, comments or communications to be made by others on Dietrich’s behalf. The Company agrees to direct its Board of Directors not to make any untruthful, malicious, or defamatory statements, allegations, comments or communications (whether written, oral, electronic, or otherwise) with regard to Dietrich. This Section does not in any way restrict or impede the Executive from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s chief financial officer.

10.	Standstill. During the three-year period commencing on the Effective Date (the “Standstill Period”), neither Dietrich nor any person acting on his behalf will, in any manner, directly or indirectly:

(a)               make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the Company or any securities of any subsidiary or other affiliate of the Company, (ii) any acquisition of any assets of the Company or any assets of any subsidiary or other affiliate of the Company, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other affiliate of the Company, or involving any securities or assets of the Company or any securities or assets of any subsidiary or other affiliate of the Company, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the Company;

(b)              form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the Company;

(c)               act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company except in his current capacity as a duly elected director;

(d)              take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e)               agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence; or

(f)                assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence.

The Standstill Period shall terminate on the expiration of the Standstill Period. The Standstill Period shall also terminate with respect to a Party on the earlier of (A) the date on which the Company enters into an agreement with respect to, or the date on which the Company, its board of directors or any of its representatives publicly announces its or its board of directors’ approval or recommendation of, a transaction or proposed transaction involving (x) the sale of all or substantially all of its and its subsidiaries assets, taken as a whole, (y) a merger, business combination, restructuring, reorganization, recapitalization or similar transaction of or with the Company or (z) the sale or other transfer of securities having fifty percent (50%) or more of the total combined voting power entitled to vote in the election of directors of the Company or its subsidiaries (each, an “Acquisition Transaction”); (B) the date on which a third party publicly announces its intention or plan with respect to an Acquisition Transaction (including a tender offer for securities of the Company); and (C) the date on which the Company, its board of directors or any of its representatives solicits offers in respect of an Acquisition Transaction or publicly announces an interest in any Acquisition Transaction.

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

11.	Response to Inquiries on Employment. If a prospective employer of Dietrich contacts the Human Resources department of the Company seeking an employment reference, the Company will provide only the dates of employment and position held consistent with its current practice.

12.	General Terms. The Parties to this Agreement represent and affirm that the only consideration for their agreement and execution are the terms contained herein; that no other promise or agreement of any kind has been made to or with any of them by any persons or entity to cause any party to execute this Agreement, and that no other compensation, benefits, or perquisites other than those specified in the Agreement shall be involved or claimed; that this Agreement shall not be interpreted to render a prevailing party for any purpose, including but not limited to an award of attorneys’ fees under any applicable statute or otherwise; and that each fully understands the meaning and intent of the Agreement, including but not limited to its final and binding effect. Each party further acknowledges that they have been encouraged to and have had the opportunity to be advised and represented by counsel concerning and before executing this Agreement, that they have carefully read and fully understand all of the provisions of the Agreement, and that the execution of the Agreement is the knowing and voluntary act of each of the Parties.

The Parties further agree that this Agreement was drafted jointly by the Parties, and therefore shall be construed according to its fair meaning, and not strictly for or against any of the Parties. Should any provision of the Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term or provision shall be deemed not to be a part of the Agreement. This Agreement shall survive the cessation or termination of any arrangements contained herein.
13.	Remedies – Governing Law. In the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief. This Agreement, for all purposes, shall be construed in accordance with the laws of Colorado without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Colorado, City and County of Denver. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
14.	Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or application of the Agreement that can be given effect without the invalid provision or application.

15.	Adequate Opportunity to Consider and Revocation. Dietrich acknowledges that Dietrich has been (and hereby is) advised that: (i) Dietrich should and has sought legal counsel with any attorney when considering this Agreement; and (ii) Dietrich has been given sufficient time to consider this Agreement and its meaning and to decide whether to sign this Agreement.

16.	Multiple Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

17.	Representation by Counsel and Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any and all prior discussions, agreements or understandings between the Parties.

18.	Applicable Law. This Agreement shall be governed by and interpreted in accordance with Colorado law.

[the remainder of this page left intentionally blank]

19.	ACKNOWLEDGMENTS AND RIGHT TO REVOKE. DIETRICH ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. DIETRICH ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. DIETRICH FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE MASSROOTS, INC. FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company and Dietrich have executed this Agreement on the dates specified below, with the date signed by Dietrich as the “Effective Date”.

/s/ Isaac Dietrich DATE: 10/17/2017

Isaac Dietrich

MASSROOTS, INC.

/s/ Scott Kveton DATE: 10/17/2017

Name: Scott Kveton

Title: Chief Executive Officer